As filed with the Securities and Exchange Commission on July 8, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RITE AID CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	23-1614034 (I.R.S. Employer Identification No.)

30 Hunter Lane

Camp Hill, Pennsylvania 17011

(717) 761-2633

(Address of Principal Executive Offices)

Rite Aid Corporation 2020 Omnibus Equity Incentive Plan

(Full Title of the Plan)

Matthew C. Schroeder

Rite Aid Corporation

Executive Vice President and Chief Financial Officer

30 Hunter Lane

Camp Hill, PA 17011

(Name and address of agent for service)

Phone: (717) 761-2633

(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Zeidel

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share: shares available for issuance pursuant to employee benefit plan	3,350,000	(2)	$18.19	(4)	$60,936,500	$7,909.60
Common Stock, par value $1.00 per share: shares available for issuance pursuant to employee benefit plan	651,344	(3)

(1)	This registration statement on Form S-8 (this “Registration Statement”) covers an aggregate of 4,001,344 shares of common stock, par value $1.00 per share (“Common Stock”) of Rite Aid Corporation (the “Registrant”) available for issuance to eligible persons under the Rite Aid Corporation 2020 Omnibus Equity Incentive Plan (the “2020 Equity Plan”), which includes: (i) 3,350,000 newly issuable shares of Common Stock and (ii) 651,344 shares of Common Stock (the “Existing 2014 Equity Plan Shares”) previously available under the award pool for the Registrant’s existing Rite Aid Corporation 2014 Omnibus Equity Plan (the “2014 Equity Plan”) as of June 30, 2020. See “Explanatory Note.” In addition, pursuant to Rule 416 of the Securities Exchange Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2020 Equity Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of the newly issuable shares of Common Stock available for issuance under the 2020 Equity Plan.

(3)	Represents the Existing 2014 Equity Plan Shares that are added to the award pool of the 2020 Equity Plan which were previously registered under the registration statement on Form S-8 (File No. 333-196904), as originally filed with the Securities and Exchange Commission (the “Commission”) by the Registrant on June 19, 2014 (the “Prior 2014 Registration Statement”).

(4)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange consolidated reporting system on June 7, 2020, and is estimated solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, to register shares of its Common Stock issuable pursuant to the 2020 Equity Plan. As of the effective date of the 2020 Equity Plan, no further grants may be made under the 2014 Equity Plan and shares that were available for issuance under the 2014 Equity Plan and not subject to outstanding awards became available for issuance (in addition to newly authorized shares) under the 2020 Equity Plan. Accordingly, upon stockholder approval of the 2020 Equity Plan at the Annual Meeting of Stockholders on July 8, 2020, a total of 4,001,344 shares became available for delivery under the 2020 Equity Plan, including 3,350,000 newly issuable shares of Common Stock of the Registrant authorized for issuance to eligible persons under the Registrant’s 2020 Equity Plan plus the 651,344 Existing 2014 Equity Plan Shares that remained available under the award pool for the Registrant’s existing 2014 Equity Plan. In addition, in accordance with the 2020 Equity Plan, shares that are subject to (i) future outstanding awards under the 2020 Equity Plan or (ii) the following prior plans: (A) the 2014 Equity Plan, (B) the Rite Aid Corporation 2012 Omnibus Equity Plan (the “2012 Equity Plan”) and (C) the Rite Aid Corporation 2010 Omnibus Equity Plan (the “2010 Equity Plan” and together with the 2014 Equity Plan and the 2012 Equity Plan, the “Prior Equity Plans”), in each case, that subsequently are cancelled, forfeited, lapsed or are otherwise terminated or settled without a distribution of shares under the terms of the 2020 Equity Plan or the Prior Equity Plans, respectively, again become available for issuance under the 2020 Equity Plan.

In accordance with General Instruction E to Form S-8: the Registrant is (i) carrying over the 651,344 Existing 2014 Equity Plan Shares from the Prior 2014 Registration Statement and (ii) registering the offer and sale of 3,350,000 newly issuable shares of Common Stock under the 2020 Equity Plan; the registration fees allocable to the shares carried over from the Prior 2014 Registration Statement and paid in connection with the Prior 2014 Registration Statement are carried over in this Registration Statement.

In accordance with General Instruction E to Form S-8, the contents of the Prior 2014 Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

For the registration of the issuance of newly issuable shares of Common Stock under the 2020 Equity Plan, the information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this registration statement on Form S-8 in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this registration statement as specified by Rule 428(b)(1) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•          The Registrant’s annual report on Form 10-K for the fiscal year ended February 29, 2020, filed with the SEC on April 27, 2020;

•          The portions of the Registrant’s definitive Proxy Statement on Schedule 14A, filed with the SEC on May 26, 2020, for the Annual Meeting of Shareholders held on July 8, 2020 that have been incorporated by reference into the Form 10-K for the fiscal year ended February 29, 2020;

•          The Registrant’s quarterly report on Form 10-Q for the quarter ended June 1, 2020, filed with the SEC on July 2, 2020;

•          The Registrant’s current reports on Form 8-K, filed with the SEC on May 15, 2020, June 25, 2020 and July 8, 2020; and

•          The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated July 18, 1991, filed to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Registrant’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and Amended and Restated By-Laws, as amended to date (the “By-Laws”), and the Delaware General Corporation Law (the “DGCL”). This description is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation, the By-Laws and the DGCL.

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Delaware General Corporation Law

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Certificate Of Incorporation and By-Laws

Limitation on Liability of Directors

Article Nine of the Certificate of Incorporation and Article VIII of the By-Laws, eliminates the personal liability of directors to the corporation or the corporation’s stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, Article Nine of the Certificate of Incorporation grants the corporation’s directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative actions, suits or proceedings to which they are a party (1) by reason of the fact that such person is or was a director or officer of the corporation, or (2) by reason of the fact that such person is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Article Nine of the Certificate of Incorporation further provides for the mandatory advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition upon delivery to the corporation by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified under Article Nine. The corporation may not indemnify or make advance payments to any person in connection with proceedings initiated against the corporation by such person without the authorization of the corporation’s board of directors.

In addition, Article Nine of the Certificate of Incorporation provides that directors and officers therein described shall be indemnified to the fullest extent permitted by the DGCL, and if the DGCL is subsequently amended to expand further the indemnification or advancements permitted, then the corporation shall indemnify such directors and officers to the fullest extent permitted by the DGCL, as so amended.

Article Nine of the Certificate of Incorporation allows the indemnification to continue after an indemnitee has ceased to be a director or officer and to inure to the benefit of the indemnitee’s heirs, executors and administrators.

Article Nine of the Certificate of Incorporation further provides that the right to indemnification is not exclusive of any other right that any indemnitee may be entitled under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

The Certificate of Incorporation authorizes the corporation to purchase insurance for any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Registrant intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the corporation for potential costs of its corporate indemnification of directors and officers.

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Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as part hereof, or incorporated by reference into, this Registration Statement.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Numbers	Description	Incorporation by Reference to

4.1	Rite Aid Corporation 2020 Omnibus Equity Incentive Plan	Appendix B to DEF 14A, filed on May 26, 2020

4.2	Amended and Restated Certificate of Incorporation, dated April 18, 2019	Exhibit 3.1 to Form 8-K, filed on April 18, 2019

4.3	Amended and Restated By-Laws of Rite Aid Corporation	Exhibit 3.1 to Form 8-K, filed on April 17, 2020

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	Filed herewith

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).	Filed herewith

23.2	Consent of Deloitte & Touche LLP for Rite Aid Corporation	Filed herewith

24.1	Powers of Attorney (included on the signature page hereto)	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on July 8, 2020.

RITE AID CORPORATION

By:	/s/ BRUCE G. BODAKEN
Bruce G. Bodaken
Chairman

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian T. Hoover and Matthew C. Schroeder, and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and file any and all post-effective amendments to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of July, 2020.

Signature	Title

/s/ HEYWARD DONIGAN	President and Chief Executive Officer
Heyward Donigan	(principal executive officer)

/s/ MATTHEW C. SCHROEDER	Chief Financial Officer
Matthew C. Schroeder	(principal financial officer)

/s/ BRIAN T. HOOVER	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Brian T. Hoover

/s/ BRUCE G. BODAKEN	Director
Bruce G. Bodaken

/s/ ELIZABETH BURR	Director
Elizabeth Burr

/s/ ROBERT E. KNOWLING, JR	Director
Robert E. Knowling, Jr

/s/ KEVIN E. LOFTON	Director
Kevin E. Lofton

/s/ LOUIS P. MIRAMONTES	Director
Louis P. Miramontes

/s/ ARUN NAYAR	Director
Arun Nayar

/s/ KATHERINE QUINN	Director
Katherine Quinn

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